EXHIBIT 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

CANADIAN SATELLITE RADIO INC.,

as Borrower

CANADIAN SATELLITE RADIO HOLDINGS INC.,

as Guarantor

and

XM SATELLITE RADIO HOLDINGS INC.

as Lender

Dated as of the 17th day of November 2005

Table of Contents

1.	DEFINITIONS		1
	1.1	Certain Definitions	1
	1.2.	Other Definitional Provisions	10
2.	LOAN AND TERMS OF PAYMENT		10
	2.1	Loan Commitment	10
	2.2.	Manner of Borrowing	10
	2.3.	Interest	11
	2.4.	Payments and Notes	11
	2.5.	Payment at Maturity or Upon Conversion	12
	2.6.	Prepayment	12
3.	CONVERSION PROVISIONS		12
	3.1	Optional Conversion Right	12
	3.2	Mandatory Conversion	13
	3.3	Issuance of Certificates	13
	3.4	No Fractional Shares	13
	3.5	Reclassification of CSR Common Stock	14
	3.6	Reservation of CSR Common Stock	14
	3.7	Taxes	14
	3.8	No Rights or Liabilities as Stockholders	15
	3.9.	Determination of Initial Conversion Price.	15
4.	CONDITIONS PRECEDENT		15
	4.1.	Conditions to Initial Advance	15
	4.2.	Conditions to Each Advance	17
5.	REPRESENTATIONS AND WARRANTIES OF THE LENDER		18
	51.	Risks of Investment	18
	5.2.	Ability to Bear Risk	18
	5.3.	Receipt and Review of Documentation	18
	5.4.	Acquisition for Own Account	18
	5.5.	Residency, Accredited Investor	18
	5.6.	No Public Market; Rule 144	19
	5.7.	Organization, Good Standing, Corporate Authority	19
	5.8.	Due Authorization	19
6.	COVENANTS		19
	6.1	Indebtedness	19
	6.2	Ranking of Obligations	20
	6.3	Liens	20
	6.4	Consent Rights	20
	6.5	Restriction on Dividends	21
	6.6	Reporting Obligations	21
	6.7	Inspection Rights	22
	6.8	Lines of Business	22
	6.9	Legal Requirements	23
	6.10	Insurance	23
	6.11	Corporate Existence and Performance	23
	6.12	Further Assurances	23
7.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE BORROWER AND HOLDINGS		23
	7.1.	Incorporation, Standing, Subsidiaries	23
	7.2.	Authorization of Agreement	23
	7.3.	Absence of Defaults and Conflicts	24
	7.4.	Governmental Consents	24
	7.5	Indebtedness	24
	7.6	Ranking of Obligations	24

i

	7.8	Disclosure; Financial Statements	24
	7.9	Taxes	25
8.	DEFAULTS AND REMEDIES		25
	8.1.	Events of Default	25
	8.2.	Acceleration	27
	8.3.	Other Remedies	27
	8.4.	Waiver of Past Defaults	27
9.	RESTRICTIONS ON TRANSFER		27
	9.1.	Restrictions; Restrictive Legend	27
10.	EXPENSES		29
11.	SURVIVAL		29
12.	AMENDMENTS AND WAIVERS		29
	12.1	Amendments and Waivers	29
13.	GUARANTEES		29
	13.1.	Execution and Delivery of Agreement Subsidiary Guarantees	29
	13.2.	Subsidiary Guarantors May Consolidate, Etc. on Certain Terms	29
	13.3.	Releases Following Sale of Assets	29
	13.4.	Application of Certain Terms and Provisions to the Subsidiary Guarantors	30
	13.5.	Addition of Subsidiary Guarantors	30
	13.6.	Holdings Guarantee	30
14.	NOTICES		30
15.	SECURITY		31
	15.1	Borrower Security Required	31
	15.2	Registration	32
	15.3	Additional Security by the Borrower	32
	15.4.	Release of Collateral	33
	15.5.	Termination of Security Interest	33
	15.6.	Termination of Security Interest to Permit High Yield Debt Offering	33
	15.7.	Intercreditor Agreement	33
16.	EXECUTION IN COUNTERPARTS		33
17.	BINDING EFFECT		33
18.	GOVERNING LAW; CHOICE OF FORUM; JURY TRIAL WAIVER		33
19.	MISCELLANEOUS		34
	19.1.	Severability	34
	19.2.	No Waiver	34
	19.3.	Further Assurances	34
	19.4.	Interest Act Disclosure	34
	19.5	Canadian Currency	34
	19.6	Construction	34

ii

Exhibit A   Form of Request for Advance

Exhibit B   Form of Agreement Subsidiary Guarantee

Exhibit C   Form of Holdings Guarantee

iii

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”), dated as of the 17th day of November 2005, by and among CANADIAN SATELLITE RADIO INC., a corporation incorporated under the laws of Canada (the “Borrower”), CANADIAN SATELLITE RADIO HOLDINGS INC., a corporation incorporated under the laws of Ontario, as the parent guarantor (“Holdings,” and together with the Borrower, “CSR”), and XM SATELLITE RADIO HOLDINGS INC., a Delaware corporation (the “Lender”).

WITNESSETH

WHEREAS CSR is engaged in the development of a satellite digital audio radio service in Canada;

WHEREAS CSR requires significant incremental capital to fund its capital expenditures and operations;

WHEREAS CSR desires to purchase from time to time from XM Satellite Radio Inc., a Delaware corporation (“XM”) terrestrial repeaters and associated equipment, including any required services to prepare such terrestrial repeaters for sale (the “Repeaters”);

WHEREAS CSR and XM have entered into the XM System Licence Agreement dated on or about the date hereof (the “XM System Licence Agreement”), pursuant to which XM is owed payments by CSR for certain subscription fees received by CSR (the “Subscription Fee Payments”);

WHEREAS in order to assist the Borrower with its capital requirements, the Lender has agreed to finance (i) the payment obligations of CSR from time to time owing to XM from the sale of Repeaters to CSR (the “Repeater Obligations”) and (ii) the payment obligations from time to time owing to XM from the obligation of CSR to make Subscription Fee Payments (the “Subscription Fee Obligations”), by allowing the Borrower to make monthly draws in an aggregate amount of up to Cdn$45,000,000 under this Agreement; and

WHEREAS the Parties desire to set forth the terms and conditions of such financing.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions

1.1.	Certain Definitions

The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Advances” means advances to the Borrower by the Lender pursuant to Sections 2.2(b) or 2.3(b).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this Loan Agreement (including any Schedules and Exhibits hereto), as it may from time to time be amended, supplemented or modified in accordance with its terms.

“Agreement Subsidiary Guarantee” means any guarantee entered into in favor of the Lender pursuant to Section 13.5 hereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Borrower” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Legal Holiday.

“Canadian Licences” shall mean the CRTC Licence and the Industry Canada Licences.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means (i) Holdings owning less than 100% of the equity of the Borrower, (ii) CSR InvestCo owning less than 15% of the voting shares or equity of Holdings, or (iii) John Bitove and Bitove Affiliates (as defined below) holding, directly or indirectly, less than 50.01% of the voting rights of CSR InvestCo or less than the lower of (x) 33-1/3% of the equity of CSR InvestCo or (y) 50% of the number of shares of CSR InvestCo that John Bitove and Bitove Affiliates own on the date hereof (as adjusted for any recapitalization), treating in the case of both (x) and (y) any portion of the equity of or shares in CSR InvestCo subject to a Hedge (as defined below) as not being held by John Bitove or Bitove Affiliates. “Hedge” means a forward sale, swap, cap or collar agreements, or other agreement or arrangement designed to protect against fluctuations in the value of equity or shares or under which a counterparty or person other than John Bitove or Bitove Affiliates has the primary economic interest in such equity or shares or any appreciation in the value thereof. “Bitove Affiliates” means John Bitove’s Family Members or a custodian, trustee (including an RRSP, RIF, IRA or similar retirement or investment fund) or other fiduciary for John Bitove and/or his Family Members, where “Family Members” means, in respect of an individual, any parent, spouse, child, spouse of a child, grandchild and/or sibling.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date of the Closing.

“Collateral” means the Collateral (as defined in the Security Documents).

“Commitment Period” shall mean the period commencing on the effective date of the GM Distribution Agreement, and ending upon the earlier of (i) termination of the GM Distribution Agreement and (ii) the first Business Day after the fifth anniversary of the Trigger Date.

“Conversion” means the conversion of all or a portion of the aggregate principal amount of Advances into shares of CSR Common Stock in accordance with the provisions of Section 3 of this Agreement.

“Conversion Date” means the date a Conversion pursuant to Section 3.1 or 3.2 hereof becomes effective.

“Conversion Price” means the Initial Conversion Price, or, if no Initial Conversion Price has been established, the Fair Market Value as of the date that the Lender provides written notice to the Borrower of its intention to effect a Conversion or as of the date that the Borrower is required to undertake a Mandatory Conversion.

“Conversion Stock” means the shares of CSR Common Stock that may be issued upon Conversion in accordance with the provisions of Section 3 of this Agreement.

“CRTC” means the Canadian Radio-television and Telecommunications Commission or any successor thereto.

“CRTC Licence” means the Licence issued by the CRTC to the Borrower which together with the Industry Canada licences constitute the “Canadian Licences”.

“CSR” has the meaning set forth in the recitals to this Agreement.

“CSR Common Stock” means the Class A Subordinate Voting Shares of Holdings.

“CSR InvestCo” means Canadian Satellite Radio Investments Inc., a corporation existing under the laws of the Province of Ontario.

“Debt Obligors” has the meaning set forth in Section 6.1 of this Agreement.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning set forth in Section 8.1 of this Agreement.

“Excess Cash” means, for any Quarterly Period, the excess, if any, of (a) the sum, without duplication, of (i) consolidated net income of Borrower and its Subsidiaries for such Quarterly Period, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such consolidated net income, (iii) decreases in consolidated working capital of Borrower and its Subsidiaries for such Quarterly Period, (iv) an amount equal to the aggregate net non-cash loss on the disposition of property by Borrower and its Subsidiaries during such Quarterly Period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such consolidated net income and (v) the net increase during such Quarterly Period (if any) in deferred tax accounts of Borrower and its Subsidiaries over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such consolidated net income, (ii) the aggregate amount actually paid by Borrower and its Subsidiaries in cash during such Quarterly Period on account of capital expenditures, (iii) the aggregate amount of all prepayments of all amounts then outstanding to the Lender under this Agreement during such Quarterly Period, (iv) the aggregate amount of all regularly scheduled principal payments of obligations made during such Quarterly Period with respect to outstanding indebtedness of Borrower and its Subsidiaries, (v) increases in consolidated working capital of Borrower and its Subsidiaries for such Quarterly Period, (vi) an amount equal to the aggregate net non-cash gain on the disposition of property by Borrower and its Subsidiaries during such Quarterly Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such consolidated net income, and (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of Borrower and its Subsidiaries.

“Excluded Collateral” has the meaning set forth in clause (1) of the definition of “Permitted Liens.”

“Fair Market Value” as of a certain date shall mean the price per share of CSR Common Stock equal to (a) in case CSR Common Stock is publicly traded, the weighted-average closing price as listed on a major U.S. or Canadian stock exchange where it is publicly traded for the ten (10) Trading Days immediately prior to such date or (b) in case CSR Common Stock is not publicly traded on such date, the most recent price per share of Common Stock paid in the purchase of at least Cdn$5,000,000 of CSR Common Stock by a Person unaffiliated with John Bitove or CSR InvestCo or other Affiliate of Holdings. In the event that Fair Market Value cannot be determined pursuant to the foregoing as a result of CSR Common Stock not being publicly traded or no equity purchase transactions having taken place whenever the Lender elects to effect a Conversion, the Lender and the Borrower shall each hire at their own cost an independent financial advisor to prepare an appraisal as to the “Fair Market Value” of a price per share of CSR Common Stock as of such date. In the event that the Borrower and Lender still cannot come to an agreement on “Fair Market Value”, the Lender and the Borrower shall hire a third independent financial advisor (whose costs and expenses shall be shared equally between the Borrower and the Lender) to prepare another appraisal as to “Fair Market Value” of a per share of CSR Common Stock as of such date. In such an event, “Fair Market Value” as of such date shall be the median value obtained from all three appraisals.

“Funding Date” has the meaning set forth in Section 2.2 of this Agreement.

“GAAP” means generally accepted accounting principles in Canada, provided that to the extent that a change in GAAP materially affects the calculation of any of the covenants herein, GAAP shall mean, solely with respect to the covenants so affected, the generally accepted accounting principles as in effect on the date of this Agreement.

“GM Canada” means General Motors of Canada Limited, a Canadian corporation.

“GM Distribution Agreement” means the proposed Distribution Agreement to be entered into by and among GM Canada, CSR and XM, provided that the final version of such agreement shall be satisfactory in form and substance to the Lender in its reasonable discretion.

“Governmental Entity” means any international body or any nation or government, any province or state of political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government any corporation or other entity owned or controlled, through stock or capital or otherwise, by any of the foregoing.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)  other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

“High Yield Debt” means unsecured Pari Passu Indebtedness which is evidenced by the issuance of notes in a public offering or private placement to investors under Rule 144A promulgated under the Securities Act or similar rule applicable to private placements in Canada.

“Holdings” has the meaning set forth in the recitals to this Agreement.

“Holdings Guarantee” means the Guarantee made by Holdings for the benefit of the Lender substantially in the form of Exhibit C.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person without duplication, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing any Hedging Obligations; or

(7) all obligations customarily treated as indebtedness and on which interest is customarily paid, except any such balance that constitutes an accrued expense or trade payable;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” shall include (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (b) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person and (c) all Attributable Debt of such Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Industry Canada” shall mean the Canadian federal Department of Industry, including any successors or assigns thereof.

“Industry Canada Licences” shall mean those radio spectrum licences issued by Industry Canada to the Borrower which, together with the CRTC Licence, constitute the “Canadian Licences”.

“Initial Conversion Price” shall mean the share price of CSR Common Stock in a Qualified Initial Public Offering/Major Placement or, in the event such a Qualified Initial Public Offering/Major Placement has not occurred at the time of a proposed Conversion, the Initial Conversion Price shall mean 120% of the price per share paid in the purchase of at least Cdn$5,000,000 of CSR Common Stock by a Person unaffiliated with John Bitove or CSR InvestCo or other Affiliate of Holdings in the transaction closest to, but not after, the date the Borrower satisfies all of the conditions set forth in Section 4.1 of this Agreement for the making of the initial Advance (or, in either case, if the share price is adjusted following such transaction, whether due to antidilution adjustment provisions or otherwise, such adjusted share price). If the Qualified Initial Public Offering/Major Placement is a private placement, then (a) if only preference shares are issued in the transaction, the Initial Conversion Price shall equal the share price of CSR Common Stock issuable upon immediate conversion of such preference shares, less a 25% discount (if the preference shares generally have the same rights as common shares other than a liquidation preference) or 33% discount (if the preference shares generally have greater rights than common shares in addition to a liquidation preference) to reflect the superior features of the preference shares, and (b) any amounts paid or refunded to the investors in or arising out of the transaction shall be treated as attributable to, and resulting in a reduction of, the share price.

“Initial Public Offering” means the initial public offering exceeding Cdn$25,000,000 (or USD $25,000,000, in the case of a U.S. stock exchange listing) in gross proceeds and public listing of the CSR Common Stock on any major U.S. or Canadian stock exchange or market.

“Interest Payment Date” means the last day of each Quarterly Period; provided, that if any Interest Payment Date is not a Business Day, the Interest Payment Date will be deferred until the next succeeding Business Day.

“Interest Rate” means, for any day during a Quarterly Period, a rate equal to 9.0% per annum.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York and Toronto, Canada are authorized by law, regulation or executive order to remain closed.

“Lender” has the meaning set forth in the recitals to this Agreement.

“LIBOR Rate” means for any date, the rate that is reported on such date as the 3-month London Interbank Offered Rate in The Wall Street Journal’s listing of Money Rates, or if such newspaper shall have ceased publishing, then in any successor publication designated by the Lender.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest.

“Loan Commitment” shall mean the obligation of the Lender to make Advances to the Borrower in the maximum aggregate principal amount of Cdn$45,000,000 Canadian dollars on the terms and conditions set forth herein, as such amount may be reduced pursuant to Section 2.6(c).

“Loan Parties” means Holdings and the Borrower.

“Mandatory Conversion” has the meaning set forth in Section 3.2 of this Agreement.

“Mandatory Conversion Event” means the occurrence of all of the following events: (i) CSR having achieved three consecutive Quarterly Periods of positive EBITDA, (b) CSR Common Stock being listed on a major U.S. or Canadian stock exchange in an Initial Public Offering exceeding Cdn$25,000,000 (or USD $25,000,000, in the case of a U.S. stock exchange listing) in gross proceeds and (c) CSR’s publicly traded stock closing at a price greater than 250% of the Initial Public Offering stock price for ten (10) consecutive Trading Days.

“Material Adverse Effect” means a material adverse affect on the assets, business or financial position of the Borrower, Holdings or any of their respective Subsidiaries, as considered as a whole.

“Maturity Date” means December 31, 2012.

“Obligated” has the meaning set forth in Section 6.1 of this Agreement.

“Obligations” means any principal, interest, penalties, indemnifications, reimbursements, damages and other liabilities payable to the Lender hereunder or under the other Transaction Documents.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Pari Passu Indebtedness” means, with respect to the Borrower or Holdings, Indebtedness of the Borrower or Holdings that is pari passu in right of payment to the Indebtedness under this Agreement and the other Transaction Documents.

Permitted Debt” has the meaning set forth in Section 6.1 of this Agreement.

“Permitted Liens” means:

(1) Liens on any assets of the Borrower, Holdings, or any of their Subsidiaries to secure Senior Bank Indebtedness incurred pursuant to Section 6.1(ii), other than (i) Liens on any Repeaters financed by Advances under this Agreement not subordinated to the Liens granted (or to be granted) in favor of the Lender under the Security Documents (as defined below) on subordination terms reasonably satisfactory to the Lender, (ii) Liens on the Canadian Licences or the shares of any Subsidiary where the primary asset of such Subsidiary is any Canadian Licence, or (iii) Liens on any assets that are not also subject to a perfected lien in favor of the Lender pursuant to the Security Documents or other documentation satisfactory to the Lender (such assets described in clauses (i), (ii) and (iii) of this proviso, the “Excluded Collateral”);

(2) Liens on property existing at the time of acquisition thereof by the Borrower or Holdings or any of their Subsidiaries, provided that such Liens were not incurred in contemplation of such acquisition;

(3) Liens to secure the performance of bids, tenders, leases (limited to rental deposits), statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, but not in connection with the borrowing of money or obtaining credit;

(4) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(5) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security not at the time due;

(6) judgment Liens which do not give rise to an Event of Default;

(7) easements, rights-of-way, zoning restrictions, public utility and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Borrower, Holdings or any of their Subsidiaries or the value of such real property;

(8) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower, Holdings or any of their Subsidiaries;

(9) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

(10) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not delinquent or remain payable without penalty;

(11) Liens encumbering property or other assets under construction in the ordinary course of business arising from progress or partial payments by a customer of the Company or its Subsidiaries relating to such property or other assets;

(12) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower, Holdings or any of their Subsidiaries in the ordinary course of business;

(13) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of Borrower, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(14) Liens disclosed in Schedule 1.1.PL(14) but only to the extent such Liens conform to their description in Schedule 1.1.PL(14) and includes any extension or renewal thereof provided the amount so secured does not exceed the original amount secured immediately prior to the extension, renewal or refinancing and the scope of security creating the Lien is not extended; and

(15) Liens granted under the Security Documents or any other Transaction Document.

“Person” means any individual, corporation, partnership (whether general, limited or undeclared), joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

 “Pre-Marketing Cash Flow” means EBITDA but excluding from such calculation all marketing, advertising, subscriber acquisition and distribution expenses.

“Qualified Initial Public Offering/Major Placement” means for the period commencing on the Trigger Date and ending on the first anniversary thereof, the transaction that results in the highest price per share from (a) an Initial Public Offering exceeding Cdn$25,000,000 (or USD $25,000,000, in the case of a U.S. stock exchange listing) in gross proceeds, or (b) a private placement of CSR Common Stock with gross proceeds exceeding Cdn$25,000,000 (or USD $25,000,000 in the event of a transaction denominated in U.S. dollars).

“Quarterly Date” means the 31st day of March, the 30th day June, the 30th day of September and the 31st day of December of each year; provided that (i) if any Quarterly Date is not a Business Day, the Quarterly Date will be deferred to the next following Business Day, and (ii) if any Quarterly Date would occur after the Maturity Date, such Quarterly Date shall be the Maturity Date.

“Quarterly Period” means, with respect to the first Quarterly Period, the period commencing on the date of the first Advance through but not including, the next following Quarterly Date, and thereafter each period commencing on and including a Quarterly Date through, but not including, the next following Quarterly Date.

“Reclassified Securities” has the meaning set forth in Section 3.5 of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, by and among Holdings and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

“Regulatory Event” means the violation of any applicable law, including the Restrictions, relating to the Canadian Licences then held by the Borrower, Holdings or any Subsidiary of Holdings or Borrower.

“Repeaters” has the meaning set forth in the recitals to this Agreement.

“Repeater Obligations” has the meaning set forth in the recitals to this Agreement.

“Request for Advance” has the meaning set forth in Section 2.2(a).

“Restrictions” shall mean all decisions, orders, rules, regulations, policies and Cabinet Directions relating to the ownership and control in fact of Canadian communications companies that hold licences under the Broadcasting Act (Canada).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” shall have the meaning set forth in Section 15.1.

“Senior Bank Indebtedness” means Indebtedness to a bank or other commercial lender incurred by the Borrower pursuant to Section 6.1(ii) for the purpose of funding the Borrower’s business which shall be senior in right of payment to the Obligations.

“Share Issuance Agreement” means the Share Issuance Agreement, dated on or about the date hereof, among the Borrower, Holdings and the Lender.

“Subscription Fee Obligations” has the meaning set forth in the recitals to this Agreement.

“Subscription Fee Payments” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any entity that enters into an Agreement Subsidiary Guarantee pursuant to Section 13.5 hereof. As of the date hereof, there are no Subsidiary Guarantors.

“Tax” means any federal, provincial, local, foreign and other tax (including without limitation, income, gross receipts, Licence, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, levy, duty, tariff, impost and other charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not imposed by any governing or taxing authority).

“Trading Day” means any day on which CSR Common Stock is traded on a major U.S. or Canadian market or exchange on which the CSR Common Stock is then listed or quoted.

“Transaction Documents” means all documents delivered in connection with the transactions contemplated by this Agreement, including the Security Documents, the Holdings Guarantee, each Agreement Subsidiary Guarantee, the Registration Rights Agreement and the Distribution Agreement.

“Trigger Date” has the meaning set forth in the GM Distribution Agreement.

“Unused Loan Commitment Amount” means, at any time of determination, (i) the Loan Commitment then in effect less (ii) the aggregate principal amount of all Advances outstanding at such time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of directors, general partners, managers or trustees of such Person.

“XM” has the meaning set forth in the recitals to this Agreement.

“XM System Licence Agreement” has the meaning set forth in the recitals to this Agreement.

1.2.	Other Definitional Provisions

The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Defined terms in the singular shall include the plural and vice versa.

2.	Loan and Terms of Payment

2.1.	Loan Commitment

(a) Advances. Subject to the terms of this Agreement, the Lender agrees to make Advances to the Borrower during the Commitment Period in an aggregate principal amount not to exceed the Unused Loan Commitment Amount.

(b) Use of Proceeds. The Borrower shall use the Advances solely to pay the Repeater Obligations and the Subscription Fee Obligations owed to XM. Under no circumstances shall Advances be used to fund payments due in relation to: (i) reimbursement of XM for its actual costs incurred in the provision of outsourced services to CSR, including, among other services, back office services, customer support services and technical and engineering support, (ii) payments due XM under the XM System Licence Agreement arising from net revenues from premium, data or other non-core services, (iii) payments due XM under the XM System Licence Agreement arising from the activation by XM of CSR’s subscribers, or (iv) for greater certainty, payments due to XM under the Transaction Documents (as defined in the XM System Licence Agreement) other than the Repeater Obligations and the Subscription Fee Obligations.

(c) Purpose. Without limiting the provisions of this Agreement regarding the ability of the Borrower to request Advances hereunder, the parties acknowledge that this Agreement is to provide the Borrower with a “stand-by” credit facility that is generally intended to be used only when required by the Borrower to make the payments to XM that are permitted uses of proceeds hereunder.

2.2.	Manner of Borrowing

(a) Request for Advance. Borrower may request an Advance by delivering to the Lender a completed Request for Advance in the form attached hereto as Exhibit A (a “Request for Advance”) not later than 11:00 a.m., Washington, D.C. time on the Business Day prior to the date such Advance is to be funded. Such Request for Advance shall be signed by an authorized Officer of the Borrower and shall indicate the amount of the requested Advance, the amount of the Repeater Obligations and Subscription Fee Obligations, as applicable, for which such Advance is being requested, and the date for such Advance, which shall be the date on which the Repeater Obligations and the Subscription Fee Obligations, as applicable, being funded by such Advance become due and owing (the “Funding Date”). Each Request for Advance shall be irrevocable and effective only upon receipt by the Lender. Only one (1) Request for Advance may be made per calendar month.

            (b) Funding. Subject to Sections 4.1 and 4.2, the Lender shall, to the extent of the Unused Loan Commitment Amount, pursuant to the irrevocable instructions of the Borrower, make the proceeds of each Advance on the date requested available to Borrower to pay XM for the Repeater Obligations and Subscription Fee Obligations, as applicable, due and owing by the Borrower to XM on the date of the Advance in an amount equal to the amount of the Advance and as set forth in the applicable Request for Advance. Such funds shall be made available to the Borrower for payment to XM by the Lender by transferring the proceeds of the Advance to XM, which will acknowledge receipt of the amount received from the Lender as payment by the Borrower to XM in such amount. Upon the making of an Advance, the Lender shall make a notation on its books of account as to the amount and time of the Advance.

2.3.	Interest

(a) Interest Accrual. Interest shall accrue at the Interest Rate on a daily basis during each Quarterly Period on the aggregate unpaid principal amount of all Advances. Such interest shall be due and payable in arrears on each Interest Payment Date for the most recent Quarterly Period then ended.

(b) Interest Payment. If on any Interest Payment Date (i) there exists an Unused Loan Commitment Amount and (ii) the conditions set forth in Section 4.2 hereof, including all certificates required thereunder (other than Section 4.2(a)), have been satisfied as of such Interest Payment Date, then interest due and owing on such Interest Payment Date that is not paid by the Borrower shall automatically be added to the principal amount of the outstanding Advances on such Interest Payment Date in an amount not to exceed the Unused Loan Commitment Amount. For greater certainty, any interest not applied to increase the principal amount of the Advances pursuant to this Section 2.3(b) shall be paid to the Lender in immediately available funds on such Interest Payment Date.

(c) Default Interest. In the event the Borrower shall fail to make any payment of the principal or interest when due as provided in Section 2.3(a) and (b), after giving effect to any applicable grace period provided for in this Agreement, the Borrower shall pay interest on such unpaid amount, payable from time to time on demand, from the date such amount shall have become due to the date of payment thereof (after as well as before judgment), accruing on a daily basis, at a per annum rate equal to the LIBOR Rate on the date such amount shall have become due plus ten percent (10.0%) per annum (“Default Interest”), but in no event shall such default rate exceed the maximum rate permitted under applicable provincial and federal laws.

2.4.	Payments and Notes

(a) Form of Payment. Except to the extent that Advances have been converted pursuant to Section 3, each payment of principal or interest will be made to the Lender by wire transfer of immediately available funds to such account as the Lender specifies in writing to the Borrower at least five (5) Business Days before such payment is to be made (or if it is not feasible to pay by wire transfer due to technological failure or other cause beyond the control of the Borrower, payment may be made by certified or bank cashier’s check to such address as is specified by the Lender).

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal and interest, due hereunder, such funds shall be applied (i) first, to pay Default Interest and then other interest due hereunder, and (ii) second, to pay principal then due hereunder.

(c) Promissory Note. The Lender may request that the Advances be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to the Lender a Note payable to the Lender and in a form approved by the Lender. In the event that a Note is issued, the Borrower will pay all sums becoming due hereunder for interest or principal, without the presentation or surrender of the Note or the making of any notation thereon, except that if the Note is paid in full, following such payment, the Note shall be surrendered to the Borrower for cancellation. For greater certainty, the issuance of a Note shall not preclude the Borrower from paying interest due thereon pursuant to Section 2.3(b) hereof.

2.5.	Payment at Maturity or Upon Conversion

(a) The outstanding principal amount of all Advances, together with any accrued interest thereon, shall be due and payable in full in immediately available Canadian dollars on the earlier of: (i) the Maturity Date, or (ii) such earlier date as the Advances become due and payable pursuant to this Agreement.

(b)  Upon the Conversion of any or all of the Advances (or any part thereof) or interest thereon in accordance with the terms of Section 3 of this Agreement, (i) the principal amount of each Advance so converted, or part thereof or interest thereon, as the case may be, shall be deemed to have been satisfied and paid in full and (ii) the Loan Commitment shall be reduced pursuant to Section 2.6(c).

2.6.	Prepayment

(a) Optional Prepayment. Each of the Advances, including all accrued interest thereon, may be prepaid only in whole and not in part at any time, without premium or penalty; provided that (i) the Borrower shall give the Lender written notice no later than 12:00 p.m., Washington, D.C. time, on the Business Day prior to making such prepayment, specifying the amount to be prepaid and the date of prepayment and (ii) all accrued interest with respect to the Advances shall be paid on the date of such prepayment. Each such notice of prepayment shall be irrevocable upon receipt by the Lender.

(b) Mandatory Prepayments.

(i) Commencing with the first Quarterly Period after the fifth anniversary of the Trigger Date, the Borrower shall on or before the fifth Business Day after the end of each Quarterly Period, prepay the outstanding Advances, including all accrued interest thereon, without premium or penalty, in an amount equal to the lesser of (x) fifty percent (50%) of Excess Cash for such Quarterly Period and (y) the amount necessary to prepay the Obligations in full.

(ii) In the event that either Holdings or the Borrower shall, other than in accordance with Section 13.2, directly or indirectly consolidate or merge with or into another Person (whether or not the Borrower or Holdings is the surviving entity), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in any such case, other than in connection with a consolidation, sale, transfer or merger with Persons owned or controlled by the Lender, then all of the Advances shall be immediately prepaid. In the event that a Change of Control occurs, then all of the Advances shall be prepaid, including all accrued interest thereon, without premium or penalty, within three (3) Business Days of such event. An Initial Public Offering shall not trigger the mandatory prepayment requirements of this Section 2.6(b)(ii).

(c) Loan Commitment Termination or Reduction. Any amounts prepaid pursuant to this Section 2.6 or converted pursuant to Article 3 shall result in a permanent reduction of the Loan Commitment in the principal amount prepaid or converted, and may not be reborrowed. Any prepayment or conversion in whole of all the outstanding Advances shall constitute a termination of the Loan Commitment in its entirety.

3.	Conversion Provisions

3.1	Optional Conversion Right

At any time following the earlier to occur of (i) an Initial Public Offering and (ii) the Lender becoming the owner of 10% or more of the Voting Stock of CSR under agreements or arrangements separate from this Agreement and the other Transaction Documents, the Lender shall have the right, at its option, at any time, subject to the Restrictions and the provisions contained in Section 3.3 regarding the exercise of such right, and the other terms and provisions of this Agreement, as applicable, to convert the unpaid principal amount of the Advances or any portion thereof owing to the Lender (or any portion thereof and together with interest accrued thereon) into shares of Conversion Stock at the Conversion Price, promptly after the delivery of a written notice of Conversion (with respect to such Conversion, a “Conversion Notice”) specifying the principal amount of Advances to be converted (together with such interest) duly executed, to Holdings and Borrower at any time during usual business hours at the principal offices of Holdings. Notwithstanding the foregoing, the Lender shall not have any right or obligation to convert the principal amount of the Advances or any portion if such Conversion or the right or obligation to effect such Conversion would result in a Regulatory Event.

3.2	Mandatory Conversion

To the extent permitted by applicable law including the Restrictions, on the first Business Day after the occurrence of a Mandatory Conversion Event, all of the outstanding Advances (together with any interest accrued thereon) shall be mandatorily converted (the “Mandatory Conversion”) into shares of Conversion Stock at the Conversion Price on such Business Day within three (3) Business Days of such event.

3.3	Issuance of Certificates

In the event that a Conversion of the Advances by the Lender pursuant to Section 3.1 or 3.2 requires approval by any Governmental Entity, Lender and Holdings shall promptly make all filings, which may be required in connection with such Conversion under any applicable laws, rules or regulations. Holdings and the Lender shall provide each other with such necessary information and assistance as may reasonably be requested in connection with such filings. As promptly as practicable after the delivery of a Conversion Notice or the Mandatory Conversion (or, if applicable, the receipt of required approvals from Governmental Entities), as provided in Section 3.1 or 3.2 (but in no event later than three Trading Days after such delivery in the event of a Conversion pursuant to Section 3.1 or one Trading Day in the event of a Conversion pursuant to section 3.2, in the absence of any required approvals from Governmental Entities), Holdings at its expense shall deliver or cause to be delivered at its principal office to or upon the written order of the Lender (a) certificates bearing, if required by the terms hereof, the restrictive legends set forth in Section 9.1 hereof, representing the number of fully paid and non-assessable shares of Conversion Stock into which the Advances (or any portion thereof and including any accrued interest thereon) are being converted in accordance with the provisions hereof and (b) in the event of a Conversion pursuant to Section 3.1, if requested by the Lender, a replacement Note, representing the portion of the principal amount, if any, of the Advances that are not attributable to the principal amount being Converted at such time. Subject to the following provisions of this Section 3.3, such Conversion shall be deemed to have been made at the close of business on the Conversion Date (or, if applicable, the expiration of any applicable waiting period), so that (i) the rights of the Lender shall cease at such time with respect to the principal amount of the Advances (including any accrued interest) being converted, (ii) there shall be no loss of interest on the portion of the Advances not attributable to the principal amount converted, and (iii) the Lender shall be treated for all purposes as having become the record holder of such shares of Conversion Stock at such time; provided, however, that no Conversion on any date when the stock transfer books of Holdings shall be closed shall be effective to constitute the Lender to receive the shares of Conversion Stock upon such Conversion as the record holder of such shares of Conversion Stock on such date, but such Conversion shall be effective to constitute the Lender to receive such shares of Conversion Stock as the record holder thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

3.4	No Fractional Shares

If, but for the provisions of this Section 3.4, the Conversion of any Advances for Conversion Stock were to result in the issuance by Holdings of a fraction of a share of CSR Common Stock, Holdings, at its option, shall either (a) round up such fraction to the nearest whole share, or (b) pay an amount in cash to the Lender equal to the product of (i) such fraction, multiplied by (ii) the Fair Market Value of a share of CSR Common Stock on the date of the Conversion Notice or the date of the Mandatory Conversion, as applicable, computed to the nearest whole cent, in lieu of issuing a fractional share.

3.5	Reclassification of CSR Common Stock

In case of any reclassification, stock split, subdivision, dividend or distribution payable in shares of CSR Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of CSR Common Stock), or similar recapitalization or event with respect to shares of CSR Common Stock (other than a change in par value, or from par value to no par value, but including any change in the shares of CSR Common Stock into two or more classes or series of shares) or in case of any consolidation or merger of another corporation into Holdings, which is otherwise permitted pursuant to the terms of this Agreement, in which Holdings is the surviving corporation and in which there is a reclassification or change of the shares of CSR Common Stock (other than a change in par value, or from par value to no par value, but including any change in the shares of CSR Common Stock into two or more classes or series of shares), Holdings shall provide that the Lender shall have the right thereafter to convert the Advances into the kind and amount of shares of stock and other securities and property or cash receivable upon such reclassification or similar recapitalization or event or such consolidation or merger (“Reclassified Securities”) by a holder of the number of shares of CSR Common Stock into which the Advances might have been converted immediately prior to such reclassification or similar recapitalization or event of such consolidation or merger. The above provisions hereof shall similarly apply to successive reclassifications and changes of shares of CSR Common Stock and to successive consolidations, mergers, sales or conveyances involving such reclassifications and changes of shares of CSR Common Stock. Holdings shall not effect any such consolidation, merger, sale, transfer or other disposition, which is otherwise permitted pursuant to the terms of this Agreement, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than Holdings) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the Lender, the obligation to deliver to the Lender such Reclassified Securities as, in accordance with the foregoing provisions, the Lender may be entitled to acquire. The above provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers, or other dispositions.

3.6	Reservation of CSR Common Stock

Holdings covenants that it will reserve and keep available out of its authorized CSR Common Stock, a sufficient number of shares for the purposes of issuance upon Conversion of all or any portion of the Advances (together with interest accrued thereon) which may be converted pursuant to Section 3.1 or 3.2 hereof. Holdings covenants that all shares of CSR Common Stock which shall be so issuable shall be duly and validly issued and fully paid and non-assessable, free from preemptive or similar rights on the part of the holders of any shares of stock or other securities of Holdings, and free from all Liens or other charges with respect to the issuance thereof. Holdings will take all such action as may be necessary to ensure that such shares of CSR Common Stock are approved for listing on a major Canadian or U.S. exchange or market (subject to notice of issuance) and generally may be so issued without violation by Holdings of any applicable law or regulation, or of any requirements of any such securities market or exchange or trading market upon which the CSR Common Stock may be listed or quoted at the time of Conversion of all or any portion of the Advances (together with interest accrued thereon).

3.7	Taxes

The issuance of certificates for shares of Conversion Stock upon the Conversion of the Advances (or any portion thereof), shall be made without charge to the Lender for any Tax in respect of the issuance of such certificates, and such certificates shall be issued in the name of, or in such name as may be directed by, the Lender; provided, however, that Holdings shall not be required to pay any Tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Lender or its Affiliates, and Holdings shall not be required to issue or deliver such certificates unless or until the Person or Persons requiring the issuance thereof shall have paid to Holdings the amount of such Tax or shall have established to the satisfaction of Holdings that such Tax has been paid. For greater certainty, Lender shall be responsible for the payment of all Taxes applicable to the Lender in connection with the Conversion of any such Advances (or any part thereof).

3.8	No Rights or Liabilities as Stockholders

Except as a result of any Conversion, the making of Advances by the Lender shall not entitle the Lender to any of the rights of a Holdings stockholder. No provision of this Agreement, in the absence of the actual Conversion of the Advances or any part thereof into Conversion Stock issuable upon such Conversion shall give rise to any liability on the part of the Lender as a stockholder of Holdings, whether such liability shall be asserted by Holdings or by creditors of Holdings.

3.9.	Determination of Initial Conversion Price.

Upon the determination of the “Initial Conversion Price” pursuant to the definition thereof, the Borrower shall promptly give written notice of the “Initial Conversion Price” to the Lender and provide copies of all documents relating to the transaction pursuant to which the “Initial Conversion Price” was determined. Within 90 days after receipt of such notice and such documentation the Lender shall have the right to object to the determination of the “Initial Conversion Price.” In the event that the Lender and Borrower cannot agree on the “Initial Conversion Price”, the Lender and Borrower agree to hire (with each party paying 50% of the costs) a mutually-acceptable independent investment banker to determine the “Initial Conversion Price” to be applied for purposes of this Article 3, and the determination of such investment banker shall be final and binding upon the parties hereto.

4.	Conditions Precedent

4.1.	Conditions to Initial Advance

The obligation of the Lender to make the initial Advance is subject to the receipt of each of the following, in form and substance reasonably satisfactory to the Lender, and to the Lender’s determination that the following conditions precedent have been satisfied on or prior to the date of the Initial Advance:

(a) The Borrower shall have duly executed and delivered the Security Documents and such other documents, instruments and agreements as the Lender may reasonably request in connection therewith, and the Borrower shall be in full compliance with all conditions and other provisions under or associated with Article 15 hereof and the Security Documents, including without limitation the provisions requiring that particular Liens be granted in favor of the Lender, the required priority of such Liens and that the Borrower and its assets not be subject to any Liens other than Permitted Liens.

(b) All registrations necessary in the reasonable judgment of Lender in connection with any of the Transaction Documents shall have been made.

(c) The GM Distribution Agreement shall be in full force and effect, all conditions to its effectiveness have been satisfied and no defaults (or events which, with the giving of notice or lapse of time or both would result in a default) on the part of the Borrower, and to the knowledge of the Borrower, or on the part of GM Canada, shall have occurred and be continuing thereunder.

(d) The Borrower shall have raised sufficient capital for its business plan from Canadian sources so that the initial Advance will be consistent and comply with all requirements of all of its Canadian licences and applicable Canadian laws, including the CRTC Licence, required approval rights from Industry Canada, and all orders, decisions, rulings and policies of the CRTC and Industry Canada requiring holders of the Canadian licences to maintain a minimum investment from Canadian sources (collectively, “Canadian Regulatory and Minimum Canadian Investment Requirements”). The Lender shall have received a certificate of the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, dated the date of the Funding Date, in form and substance reasonably satisfactory to the Lender, containing a detailed description of all capital raised to finance the Borrower’s business plan and an analysis demonstrating that, such initial Advance will be consistent and comply with the Canadian Regulatory and Minimum Canadian Investment Requirements and certifying that the Borrower will be in full compliance with such requirements after receipt of such Advance (assuming for such purposes that Advances will not be treated as from Canadian sources).

(e) With respect to each of the Borrower and Holdings,

(i) Copies of resolutions of the Board of Directors (or other similar authorizing documents) certified by an Officer which authorize its execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is or is to be a party;

(ii) A copy of a certificate of status or similar certificate for each corporation issued by their respective governing jurisdictions, dated reasonably near the date hereof, stating it is duly qualified and in good standing as a foreign corporation in such jurisdiction;

(iii) A certificate, signed on its behalf by an Officer, dated near the date hereof, containing true and correct copies of (1) the articles of incorporation and all articles of amendment thereto and (2) all by-laws in effect on the date on which all resolutions referred to in clause(e) (i) above were adopted;

(iv) A certificate of non-restriction signed on its behalf by an Officer dated near the date hereof, certifying inter alia the corporation is not restricted from executing, delivering or performing any of the obligations under the Transaction Documents it is or is to be party to and such other matters as the Lender may reasonably require; and

(v) A certificate of an Officer certifying the names and true signatures of the officers authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

For greater certainty, where appropriate, two or more of such certificates may be contained in the same document.

(f) The representations and warranties made by the Borrower and Holdings in Section 7 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects at the date of the Initial Advance with the same force and effect as if they had been made on and as of said date, and shall be so certified by an Officer of the Borrower.

(g) All covenants, agreements and conditions contained in this Agreement and the other Transaction Documents to which the Borrower is a party shall have been performed or complied with in all material respects.

(h) There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement and the other Transaction Documents to which the Borrower or Holdings is party.

(i) Each of the Lender, the Borrower or Holdings shall have entered into the other Transaction Documents to which it is a party.

(j) The Lender shall have received a completely executed copy of each of the Transaction Documents to which it is a party.

(k) The XM System Licence Agreement shall have been duly executed and delivered by the parties thereto and shall be in full force and effect.

(l) CSR shall have received all Licences and approvals from the CRTC and any other Governmental Entity necessary to operate its business in a manner consistent with its Licence application pending before the CRTC immediately prior to the date hereof.

(m) Holdings shall have duly executed and delivered the Holdings Guarantee.

(n) The Lender shall have received favorable legal opinions (in form and substance satisfactory to the Lender acting reasonably) of counsel to the Borrower and Holdings, respectively, relating to the Borrower and Holdings, as the case may be, and the applicable Transaction Documents, including the validity, enforceability and, where applicable, the registration and priority of same.

4.2. Conditions to Each Advance

The obligation of the Lender to make each Advance, including the initial Advance, is subject to the receipt of each of the following, in form and substance reasonably satisfactory to the Lender, and to the Lender’s reasonable determination that the following conditions precedent have been satisfied on or prior to the Funding Date with respect to such Advance:

(a) The Borrower shall have delivered to the Lender a Request for Advance satisfying the requirements set forth in Section 2.2(a).

(b) Lender shall have received a certificate of the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, dated the date of the Funding Date, certifying satisfaction of the following conditions:

(i) Maximum Additional Debt. The Borrower shall be in compliance with the covenants herein, including without limitation Section 6.1 and the agreements of the Borrower set forth in Article 15 hereof regarding the permitted amounts of debt or indebtedness.

(ii) Pre-Marketing Cash Flow. Holdings shall have Pre-Marketing Cash Flow of not less than the amount set forth below opposite the fiscal year most recently then ended prior to the Funding Date:

Fiscal Year	Pre-Marketing Cash Flow
2006	Cdn$(27,955,214)
2007	(12,461,431)
2008	5,943,728
2009	21,017,043
2010	39,626,167
2011	58,490,135
2012	77,131,862

(c) The GM Distribution Agreement shall be in full force and effect, and no notice of termination shall have been given thereunder.

(d) The Borrower shall have raised sufficient equity and other capital for its business plan from Canadian sources so that the Advance will be consistent and comply with all requirements of all Canadian Regulatory and Minimum Canadian Investment Requirements. The Lender shall have received a certificate of the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, dated the date of the Funding Date, in form and substance reasonably satisfactory to the Lender, containing a detailed description of all capital raised to finance the Borrower’s business plan and an analysis demonstrating that, such Advance will be consistent and comply with the Canadian Regulatory and Minimum Canadian Investment Requirements and certifying that the Borrower will be in full compliance with such requirements after receipt of such Advance (assuming for such purposes that Advances will not be treated as from Canadian sources).

(e) The representations and warranties made by the Borrower and Holdings in Section 7 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects at the date of the Advance with the same force and effect as if they had been made on and as of said date, and shall be so certified by an Officer of the Borrower.

(f) All covenants, agreements and conditions contained in this Agreement and the other Transaction Documents to which the Borrower is a party shall have been performed or complied with in all material respects.

(g) There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement and the other Transaction Documents to which the Borrower or Holdings is party.

(h) No Default or Event of Default shall have occurred and be continuing on such Funding Date.

5.	Representations and Warranties of the Lender

The Lender represents and warrants to and agrees with the Borrower and Holdings that as of the date hereof:

5.1.	Risks of Investment

Its management recognizes that the purchase of the CSR Common Stock which may be issued in lieu of repayment of the Advances involves a high degree of risk including, but not limited to, the following: (i) an investment in CSR is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in CSR and accepting the CSR Common Stock; (ii) the Lender may not be able to liquidate its investment; (iii) transferability of the CSR Common Stock is restricted; (iv) in the event of a disposition of the CSR Common Stock, the Lender could sustain the loss of its entire investment and (v) CSR does not anticipate the payment of dividends in the foreseeable future.

5.2.	Ability to Bear Risk

By reason of its management’s business or financial experience the Lender has the capacity to protect its own interests in connection with the transaction contemplated hereby, and is able to bear the economic risk which it hereby assumes.

5.3.	Receipt and Review of Documentation

Its management has been furnished by CSR during the course of this transaction with information regarding CSR which such Lender’s management has requested, has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of CSR concerning the terms and conditions of the CSR Common Stock, and has received any additional information which its management has requested.

5.4.	Acquisition for Own Account

The Lender is accepting the CSR Common Stock for its own account for investment only, and not with a view towards their distribution in violation of applicable securities laws.

5.5.	Residency, Accredited Investor

The Lender is a resident of the United States and is an “accredited investor” within the meaning of Rule 501 of the Securities Act.

5.6.	No Public Market; Rule 144

(a) Its management understands and hereby acknowledges that Holdings is under no obligation to:

(i)	register the CSR Common Stock under the Securities Act or any state securities or “blue sky” laws; or

(ii)	qualify the CSR Common Stock for resale under any equivalent Canadian statutes,

except in the case of (i) and (ii) pursuant to the Registration Rights Agreement;

(b) The Lender’s management acknowledges and agrees that the shares of CSR Common Stock that the Lender may receive hereunder must be held indefinitely unless such shares are subsequently registered under the Securities Act and/or qualified for resale under equivalent Canadian securities laws or an exemption from such registration and/or prospectus requirements is available.

5.7.	Organization, Good Standing, Corporate Authority

It is duly organized and validly existing as a corporation and in good standing under the laws of the State of Delaware, with requisite power and authority (corporate and other) to own its properties and conduct its business.

5.8.	Due Authorization

The execution and delivery of, and the performance by the Lender of its obligations under this Agreement has been duly and validly authorized and, upon execution and delivery thereof, this Agreement will constitute a legal, valid, binding obligation of Lender, enforceable against Lender in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.	Covenants

The Borrower covenants and agrees with the Lender, that at the time of each Advance and at each time when any principal amount or interest is outstanding hereunder, it will be in compliance with the following:

6.1	Indebtedness

Neither the Borrower, Holdings nor any Subsidiary thereof (the “Debt Obligors”) shall be directly or indirectly liable, contingently or otherwise, as obligor, guarantor or otherwise (“Obligated”) with respect to any Indebtedness, except for the following items of Indebtedness (collectively, “Permitted Debt”):

(i) Indebtedness incurred by the Borrower under this Agreement;

(ii) Senior Bank Indebtedness in an aggregate principal amount which does not exceed Cdn$75,000,000; provided, however, to the extent that this Agreement is utilized by the Borrower to fund Repeater Obligations, the amount of permitted Senior Bank Indebtedness shall be reduced dollar-for-dollar by the amount of Repeater Obligations funded hereunder, and provided further, that this paragraph shall not apply if any of the Debt Obligors is then Obligated with respect to any High Yield Debt;

(iii) High Yield Debt in an aggregate principal amount which does not exceed USD $125 million; provided, however, that this paragraph shall not apply if any of the Debt Obligors is then Obligated with respect to any Senior Bank Indebtedness;

(iv) other Pari Passu Indebtedness, the aggregate principal amount which does not exceed USD $5 million, which to the extent such Indebtedness is for a working capital facility, may be secured by accounts receivable, and otherwise shall be unsecured;

(v) Indebtedness existing on the Closing Date and set forth on Schedule 6.1(v) hereto;

(vi) Hedging Obligations that relate to fixing or hedging fluctuation in currency values between U.S. and Canadian dollars where the Borrower’s aggregate liability or exposure does not exceed USD $10 million at any one time outstanding and which shall be unsecured;

(vi) the Guarantee by Holdings of Indebtedness of the Borrower that is otherwise permitted by this Section 6.1; and

(vii) the incurrence by the Borrower or any of its Subsidiaries of intercompany Indebtedness between the Borrower and its Subsidiaries; provided, however that if the Borrower is the obligor of such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full of the Obligations hereunder.

6.2	Ranking of Obligations

Except for the Indebtedness permitted pursuant to Section 6.1(ii) above, none of the Debt Obligors shall be Obligated with respect to any Indebtedness that ranks senior in right of payment to the Obligations.

6.3	Liens

There shall not exist or be effective any Lien of any kind (i) upon the Canadian Licences (other than item number thirteen (13) in the definition of Permitted Liens hereunder) or the shares of any Subsidiary where the primary asset of such Subsidiary is any Canadian Licence or (ii) except for Permitted Liens, upon any of the property or assets of the Debt Obligors (other than the Canadian Licences or the shares of any Subsidiary where the primary asset of such Subsidiary is any Canadian Licence), now owned or hereafter acquired.

6.4	Consent Rights

As long as at least Cdn $3,000,000 principal amount of Advances is outstanding under this Agreement, the prior written consent of the Lender shall be required for any of the following actions:

(i) any amendment, modification, supplement or waiver (in a manner that would be materially adverse to the interests of the Lender under this Agreement) to the certificate of incorporation or by-laws of the Borrower, Holdings, or any of their Subsidiaries;

(ii) other than as contemplated by Section 13.2, either Holdings, the Borrower, or any of their Subsidiaries shall directly or indirectly (a) consolidate or merge with or into another Person (whether or not Holdings, the Borrower or such Subsidiary is the surviving entity), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in any such case, other than in connection with a consolidation, sale, transfer or merger with Persons owned or controlled by the Lender, when any such consolidation, merger, sale or transfer would result in the Lender receiving less than full payment of all outstanding Obligations, or (b) sell, assign or otherwise dispose of any property or assets securing the Obligations pursuant to the Security Documents (other than sales in the ordinary course of business of less than Cdn $500,000 per sale and less than Cdn $2,500,000 over the term of this Agreement, or the sale, assignment or other disposition of obsolete assets or property of less than Cdn $500,000 per sale and less than Cdn $2,500,000 over the term of this Agreement);

(iii) Holdings, the Borrower or any of their Subsidiaries being a party to any agreement, contract, instrument or other arrangement that restricts the ability of Holdings, the Borrower or any Subsidiary to comply with the terms of this Agreement;

(iv) any optional redemption, repurchase or other acquisition by Holdings, the Borrower or any of their Subsidiaries of any Indebtedness or securities of Holdings, the Borrower or any of their Subsidiaries that is junior in right of payment to the Obligations;

(v) except as permitted pursuant to Section 6.1, the Debt Obligors being Obligated with respect to any Indebtedness or securities by Holdings, the Borrower or any of their Subsidiaries that is pari passu with or having a preference over the Obligations hereunder; and

(vi) the principal nature of the business of Holdings, the Borrower or any of their Subsidiaries being different from the business permitted under Section 6.8.

6.5	Restriction on Dividends

Neither Holdings or Borrower shall directly or indirectly (through a Subsidiary or otherwise): (i) declare or pay any dividend or make any other payment or distribution on account of Equity Interests of either the Borrower or Holdings, or (ii) purchase redeem or otherwise acquire or retire for value any Equity Interests of Holdings or the Borrower (the transactions in the foregoing clause (i)  and clause (ii)  are referred to as “Restricted Payments”), except that so long as no Default has occurred and is continuing or would be caused thereby, the foregoing provisions shall not prohibit: (1) the Conversion of the Advances pursuant to Article 3 hereof, (2) Restricted Payments to the Lender or any of its Affiliates, and (3) the exercise by the Lender or any of its Affiliates of rights pursuant to the Share Issuance Agreement or Shareholders Agreement dated on or about the date hereof.

6.6	Reporting Obligations

The Borrower will furnish to the Lender:

(a) Default Notice. As soon as possible and in any event within two Business Days after the occurrence of any Default or any event, development or occurrence reasonably likely to have a material adverse effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such occurrence, and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year, a copy of the annual audit report for such year for Holdings and its Subsidiaries, including therein Consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of Holdings and its Subsidiaries for such fiscal year, in each case accompanied by an opinion of independent public accountants of recognized standing, together with  a certificate of the chief financial officer of Holdings stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, Consolidated and consolidating balance sheetsof Holdings and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of Holdings and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of Holdings and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer of Holdings as having been prepared in accordance with GAAP.

(d) Monthly Financials. As soon as available and in any event within 30 days after the end of each month, a Consolidated balance sheet of Holdings and its Subsidiaries as of the end of such month and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of Holdings and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of Holdings and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the preceding month and the corresponding month of the preceding Fiscal Year, all in reasonable detail and duly certified by the chief financial officer of Holdings.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Holdings, the Borrower or any of their Subsidiaries, and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on Holdings or the Borrower.

(f) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by Holdings, the Borrower or any of their Subsidiaries under or pursuant to any material contract or instrument, indenture, loan or credit or similar agreement with respect to Indebtedness equal to or greater than Cdn$2,000,000, regarding or related to any breach or default by any party thereto or any other event that would be reasonably likely to materially impair the value of the interests or the rights of Holdings, the Borrower or any of their Subsidiaries and copies of any amendment, modification or waiver of any provision of any material contract or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Lender, such information and reports regarding the material contracts and such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request.

(g) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of Holdings, the Borrower or any of their Subsidiaries as the Lender may from time to time reasonably request.

(h) Investment Information. In connection with a proposed Conversion, such information relating to Holdings and its business as would reasonably be provided to a prospective investor.

6.7	Inspection Rights

At any reasonable time and from time to time prior to a Default upon three (3) Business Day’s prior notice and at any reasonable time after the occurrence and during the continuance of a Default, Holdings and the Borrower shall permit representatives of the Lender to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations and financial condition with its officers and employees. At any reasonable time and from time to time, Holdings and Borrower will permit representatives of the Lender to discuss its business, operations, and financial condition with its independent certified public accountants in any meeting arranged and attended by representatives of the Borrower.

6.8	Lines of Business

Neither Holdings, Borrower nor any Subsidiary shall engage in any business other than the development and provision of satellite digital audio radio service in Canada, which shall be understood to include without limitation any facets of the satellite radio business as conducted by the Lender.

6.9	Legal Requirements

Each of Borrower and Holdings shall timely comply, and shall cause each of their respective Subsidiaries to timely comply with all legal requirements of relevance to its and their respective business(es), property or assets or undertaking (including, without limitation, all environmental statutes, regulations, orders and directives) and, when requested from time to time by the Lender acting reasonably, shall deliver to the Lender evidence of such compliance.

6.10	Insurance

Each of Borrower and Holdings shall obtain and maintain and shall cause each of their respective Subsidiaries to obtain and maintain insurance policies providing customary insurance, with coverage consistent with prudent business practice, and subject to reasonable deductibility provisions, including insurance with respect to the Repeaters naming the Lender as an additional named insured from and after the date of the Initial Advance. Each of Borrower and Holdings shall, at the request of the Lender, deliver certified copies of such policies to the Lender.

6.11	Corporate Existence and Performance

The Borrower and Holdings shall do, and shall cause each Subsidiary to do,all things necessary or desirable (i) to maintain the corporate existence of the Borrower, Holdings and each Subsidiary and (ii) to permit or enable it to comply with all obligations under the Transaction Documents.

6.12	Further Assurances

Each of Borrower and Holdings, at their expense, shall promptly, at the request of the Lender, cure or cause to be cured all defects in the content, execution and delivery of this agreement, the other Transaction Documents. The Borrower and Holdings, at their expense, shall promptly execute and deliver to the Lender, upon request by the Lender, all such other and further documents, agreements and instruments necessary to satisfy the obligations of the Borrower and Holdings hereunder or under any of the documents arising herefrom.

7.	Representations, Warranties and Agreements of the Borrower and Holdings

Each of Holdings and the Borrower hereby represents, warrants and agrees with the Lender that as of the date hereof and as of the date of each Advance:

7.1.	Incorporation, Standing, Subsidiaries

Each of Holdings and the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into this Agreement and the other Transaction Documents to which each is a party and to perform its obligations hereunder and thereunder. Borrower has no Subsidiaries other than Subsidiaries formed with the prior written consent of the Lender in respect of which all applicable obligations under the Transactions Documents have been satisfied, including, without limitation, Articles 13 and 15 hereof. Holdings owns 100% of the Equity Interests of the Borrower and owns no Equity Interests in any other Person.

7.2.	Authorization of Agreement

This Agreement and the other Transaction Documents to which Holdings and the Borrower are parties have been duly, executed and delivered by the Borrower or Holdings, as applicable, and each such agreement constitutes a valid, binding and enforceable obligation of the Borrower or Holdings, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

7.3.	Absence of Defaults and Conflicts

The execution, delivery and performance of this Agreement and the Transaction Documents by the Borrower and Holdings in connection with the transactions contemplated hereby and thereby, and the consummation of the transactions contemplated herein or therein and compliance by the Borrower and Holdings with their respective obligations hereunder and thereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default (or an event that with notice or lapse of time or both would become a default) under, require the Borrower or Holdings to conduct an offer to repurchase any outstanding Obligations in accordance with the documents establishing the terms under which such Obligations were incurred, give any others rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time, or both), or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of either the Borrower or Holdings pursuant to any material contract, indenture, mortgage, note lease or other instrument to which it is party, nor will such action result in any violation of the provisions of the certificate of incorporation, bylaws or other charter documents of either of the Borrower or Holdings or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality, stock exchange or stock market or court, domestic or foreign, having jurisdiction over the Borrower or Holdings or any of their assets or properties.

7.4.	Governmental Consents

Except as may be required to be obtained or made under the Securities Act or the Broadcasting Act (Canada), applicable state securities laws and equivalent applicable Canadian securities laws in connection with the exercise of any registration rights of the Lender provided for in the Registration Rights Agreement, neither Borrower nor Holdings is required to procure, make or file any consent, approval or authorization of, or any notice to, of filing, registration or qualification with, any court or administrative or governmental body in order to execute and deliver this Agreement and to perform its obligations hereunder and under any and. all Transaction Documents.

7.5	Indebtedness

Holdings, the Borrower and their Subsidiaries have no Indebtedness except (i) as of the Closing Date, as reflected on Schedule 6.1(v) and (ii) at all times on and after the date of the Initial Advance, as permitted by Section 6.1.

7.6	Ranking of Obligations

Except for any Indebtedness incurred pursuant to Section 6.1(ii), no Indebtedness incurred by the Borrower ranks senior in right of payment to the Obligations.

7.7 Litigation

There is no litigation and there is no legal proceeding pending, or to the best knowledge of the Borrower, and Holdings or any of their respective Subsidiaries, threatened against the Borrower, Holdings or any of their respective Subsidiaries before any court or administrative agency of any country which has, or could reasonably be expected to have, a Material Adverse Effect.

7.8	Disclosure; Financial Statements

All information and reports furnished to the Lender by Holdings or the Borrower do not contain any material misstatement of fact; nor do they omit a material fact to make any statement therein contained misleading. The financial statements dated August 31, 2005 of Borrower and Holdings, respectively, are substantially correct and complete in all material respects and have been prepared in accordance with GAAP, consistently applied. Since the date thereof, there has occurred no change which has had, or could reasonably be expected to have, a Material Adverse Effect.

7.9	Taxes

The Borrower, Holdings and each of their respective subsidiaries has paid or made adequate provision for payment of all material taxes, assessments, fees and other governmental charges (including all Taxes) levied upon it or upon its assets or income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof.

8.	Defaults and Remedies

8.1.	Events of Default

An “Event of Default” occurs if:

(a) the Borrower defaults in the payment when due of interest on any Advance and such default continues for a period of 3 days;

(b) the Borrower defaults in the payment when due of principal of any Advance when the same becomes due and payable at maturity or pursuant to Section 2.6 hereof;

(c)  (i) the Borrower or Holdings fails to observe or perform any covenant set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5, or (ii) the Borrower or Holdings fails to observe or perform any other covenant or other agreement in this Agreement or the other Transaction Documents and such failure pursuant to this clause (ii) shall continue for 30 days after the Borrower knows or should have known of the occurrence thereof, or the Borrower does not advise Lender of the occurrence of such a failure to observe or perform promptly after the Borrower first learns of the same;

(d) a default occurs and is continuing under any mortgage, indenture or instrument (other than this Agreement) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or Holdings or any of their respective Subsidiaries (or the payment of which is guaranteed by a Borrower or Holdings or any of their respective Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date hereof, which default either results in the acceleration or permits the holder thereof to cause the acceleration of, such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a default or the maturity of which has been so accelerated, aggregates USD $5,000,000 or more;

(e) a final nonappealable judgment or final nonappealable judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Borrower, Holdings or any of their respective Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds USD $5,000,000 (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing);

(f) the Borrower, Holdings or any of their respective Subsidiaries:

(i)	applies for or consents to the appointment of a receiver, a receiver and manager, a liquidator or other similar person of it or of all or a substantial part of its assets;

(ii)	is unable, or admits in writing its inability to pay its debts as they become due;

(iii)	is insolvent;

(iv)
makes an assignment in bankruptcy or a proposal in bankruptcy, delivers a notice of intention to file a proposal in bankruptcy, or files a petition seeking reorganization or an arrangement with creditors, takes advantage of any insolvency law, or admits the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding;

(v)	takes corporate action to authorize any of the foregoing;

(vi)	is wound up; or

(vii)	commits any act of bankruptcy;

(g) an order, judgment or decree shall be rendered by any court of competent jurisdiction granting a stay of proceedings against the Borrower, Holdings or any of their respective Subsidiaries or approving a petition seeking reorganization of the Borrower, Holdings or any such Subsidiary or appointing a receiver, receiver and manager, trustee in bankruptcy or liquidator or other similar person of it or of all or a substantial part of its assets;

(h) any proceedings are commenced against or by the Borrower, Holdings or any of their respective Subsidiaries under the Companies' Creditors Arrangement Act (Canada) or Bankruptcy and Insolvency Act (Canada) or Winding Up and Restructuring Act (Canada) to wind up or liquidate the Borrower, Holdings or any such Subsidiary;

(i) the Borrower, Holdings or any of their respective Subsidiaries shall cease or threaten to cease carrying on business in the normal course or dispose of all or a significant part of its business or assets, or a receiver or receiver and manager is appointed with respect to all or any significant part of its business or assets;

(j) an encumbrancer, lien holder, or person acting on its behalf takes possession of all or a substantial part of the assets of the Borrower, Holdings or any of their respective Subsidiaries;

(k) the Borrower, Holdings or any of their Subsidiaries shall breach any agreement set forth in the Security Documents or shall repudiate any of its obligations under the Security Documents or the Security Documents shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or cease to create a valid and perfected security interest in the Collateral purported to be covered thereby;

(l) any representation, warranty or certification made or deemed made in this Agreement, in any of the other Transaction Documents, or in any statement or certificate at any time given by any such Person pursuant to or in connection with any of the Transaction Documents shall be false or misleading in any material respect on the date as of which made or repeated;

(m) any Agreement Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (except pursuant to its terms), or any Guarantor shall deny or disaffirm its obligations under its Agreement Subsidiary Guarantee;

(n) the Holdings Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (except pursuant to its terms), or Holdings shall deny or disaffirm its obligations under the Holdings Guarantee;

(o) a default occurs under the Canadian Licences which prevents Holdings, Borrower or any of their Subsidiaries from utilizing the Canadian Licences in the conduct of their business or the Canadian Licences are for any reason, revoked, suspended or terminated;

(p) Borrower or Holdings shall default in the performance or compliance with any material term, covenant or agreement contained in the Share Issuance Agreement or the XM System Licence Agreement, and such default shall continue for thirty (30) days after the occurrence thereof, or the XM System Licence Agreement shall have terminated or been terminated for any reason; or

(q) a Change of Control occurs.

8.2.	Acceleration

If any Event of Default (other than an Event of Default specified in clause (f), (g) or (h) of Section 8.1 hereof with respect to the Borrower, Holdings or any of their Subsidiaries, occurs and is continuing, the Lender may declare the Obligations to be due and payable immediately. Upon any such declaration, the principal amount of the Advances, together with all interest accrued thereon, shall become due and payable immediately and the Loan Commitment shall terminate. Notwithstanding the foregoing, if an Event of Default specified in clause (f), (g) or (h) of Section 8.1 hereof occurs with respect to the Borrower, Holdings, or any of their Subsidiaries, the outstanding principal amount of the Advances shall be due and payable immediately and the Loan Commitment shall terminate without further action or notice. The Lender may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal amount, interest or premium that has become due solely because of the acceleration) have been cured or have been waived by the Lender, either separately or as part of a rescission notice issued by the Lender.

8.3.	Other Remedies

If an Event of Default occurs and is continuing, the Lender may pursue any available remedy to collect the payment of the principal and interest on the Advances or to enforce the performance of any provision of this Agreement, the Agreement Subsidiary Guarantees, and the Security Documents.

A delay or omission by the Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

8.4.	Waiver of Past Defaults

Lender may waive an existing Default or Event of Default and its consequences hereunder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

9.	Restrictions on Transfer

9.1.	Restrictions; Restrictive Legend

(a) The Lender acknowledges that each certificate representing CSR Common Stock issued on any Conversion (the “Securities”) will contain a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

Certificates evidencing Securities shall not be required to contain such legend (i) following any sale of such Securities pursuant to an effective registration statement covering the resale of such Securities under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144 under the Securities Act, (iii) if such Securities are eligible for sale under Rule 144(k), or (iv) if such legend is not, in the opinion of counsel to Holdings, required in the circumstances under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC).

(b) In addition, the Lender acknowledges that each certificate representing Securities will contain a legend substantially to the following effect:

THE SECURITIES REPRESENTED HEREBY MAY NOT BE DIRECTLY OR INDIRECTLY SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED TO, FOR THE ACCOUNT OR BENEFIT OF, OR FOR RESALE TO, ANY RESIDENT OF ONTARIO UNTIL: (A.) THE DATE ON WHICH CANADIAN SATELLITE RADIO INC. (THE “COMPANY”) BECOMES A “REPORTING ISSUER” IN ANY OF ALBERTA, BRITISH COLUMBIA, MANITOBA, NOVA SCOTIA, ONTARIO, QUEBEC OR SASKATCHEWAN AND THE HOLDER OTHERWISE COMPLIES WITH ANY APPLICABLE REQUIREMENTS UNDER MULTILATERAL INSTRUMENT 45-102-RESALE OF SECURITIES, PROMULGATED UNDER APPLICABLE SECURITIES LAWS; OR (B.) THE COMPANY SHALL HAVE RECEIVED AN OPINION ADDRESSED TO THE COMPANY FROM COUNSEL TO THE REGISTERED HOLDER OR OTHER EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, AS TO THE AVAILABILITY OF AN APPLICABLE EXEMPTION FROM PROSPECTUS AND REGISTRATION REQUIREMENTS UNDER THE SECURITIES LEGISLATION OF THE PROVINCE OF ONTARIO AND ANY OTHER JURISDICTION OF CANADA IN WHICH THE PROPOSED TRANSFEREE IS RESIDENT. ANY TRANSFEREE OF THESE SECURITIES MUST COMPLY WITH THE RESTRICTIONS SET OUT IN THIS LEGEND.

Certificates evidencing Securities shall not be required to contain such legend (i) following the sale of such Securities under a prospectus for which a receipt has been obtained pursuant to the securities laws of any province or territory of Canada, (ii) once the Borrower becomes a “reporting issuer” in any of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec or Saskatchewan under applicable Canadian securities laws, or (iii) if such legend is not, in the opinion of counsel to Holdings, required in the circumstances under the applicable requirements of Canadian securities laws (including policies, rules and other instruments issued by Canadian securities regulatory authorities thereunder).

(c) In addition, the Lender acknowledges that each certificate representing Securities will contain a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE THE SUBJECT OF A CERTAIN SHAREHOLDERS AND NOTEHOLDERS AGREEMENT WHICH, AMONG OTHER THINGS, CONTAINS RESTRICTIONS ON THE TRANSFER OF SUCH SECURITIES. A COPY OF THE SHAREHOLDERS AND NOTEHOLDERS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF CSR.

Subject to Section 9.1(a) and (b), the Borrower shall remove the applicable legend(s) from the certificate(s) representing such shares promptly upon request of the holder thereof and shall promptly deliver replacement certificate(s) to such holder.

10.	Expenses

The Borrower will pay at Closing all reasonable expenses relating to this Agreement and the Transaction Documents, including the reasonable fees and disbursements of outside counsel for the Lender.

11.	Survival

All express representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower, Holdings or their Subsidiaries as of the date hereof and as of the date of each Advance in connection with the transactions contemplated by this Agreement shall survive any investigation at any time made by the Lender or on the Lender’s behalf, and shall not be deemed waived or voided by the Closing, any Advance hereunder or any disposition or payment of amounts outstanding hereunder.

12.	Amendments and Waivers

12.1	Amendments and Waivers

Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Parties hereto. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Lender and the Borrower.

13.	Guarantees

13.1.	Execution and Delivery of Agreement Subsidiary Guarantees

The Borrower shall cause each Subsidiary to execute and deliver at the Closing to the Lender an Agreement Subsidiary Guarantee substantially in the form included in Exhibit B hereto, duly executed on behalf of such Subsidiary by an Officer thereof.

13.2.	Subsidiary Guarantors May Consolidate, Etc. on Certain Terms

(a) Nothing contained in this Agreement or in any Agreement Subsidiary Guarantee shall prevent any consolidation or merger of a Subsidiary Guarantor with or into a Borrower or another Subsidiary Guarantor, or shall prevent the transfer of all or substantially all of the assets of a Subsidiary Guarantor to a Borrower or another Subsidiary Guarantor. Upon any such consolidation, merger, transfer or sale, the Agreement Subsidiary Guarantee of the Subsidiary Guarantor being consolidated or merged or into a Borrower or such other Subsidiary Guarantor (or the assets of which are being so transferred) shall no longer have any force or effect.

(b) Nothing contained in this Agreement shall prevent any consolidation or merger of a Subsidiary Guarantor with or into a corporation or corporations other than a Borrower or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), or successive consolidations or mergers in which a Subsidiary Guarantor or its successor or successors shall be a party or parties, or shall prevent the transfer of all or substantially all of the assets of a Subsidiary Guarantor, to a corporation other than a Borrower or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor) authorized to acquire and operate the same in the event that such consolidation, merger or transfer complies with the terms and conditions of this Agreement and all Agreement Subsidiary Guarantees.

13.3.	Releases Following Sale of Assets

Concurrently with any sale or other disposition of assets all or substantially all of the assets of any Subsidiary Guarantor or all of the Capital Stock of any Subsidiary Guarantor, in each case, in compliance with the terms hereof, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor) shall be released from and relieved of its obligations under its Agreement Subsidiary Guarantee and under this Section 13. Any Subsidiary Guarantor not released from its obligations under its Agreement Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Advances and for the other obligations of any Subsidiary Guarantor under the Agreement Subsidiary Guarantee as provided in this Section 13.

13.4.	Application of Certain Terms and Provisions to the Subsidiary Guarantors

Any notice or demand which by any provision of this Agreement is required or permitted to be given or served by the Lender to or on any Subsidiary Guarantor may be given or served as described in this Agreement as if references herein to the Borrower were references to such Subsidiary Guarantor.

13.5.	Addition of Subsidiary Guarantors

If at any time after the Closing, the Borrower forms or acquires a Subsidiary, the Borrower shall upon such formation or acquisition, cause such Subsidiary to (i) issue an Agreement Subsidiary Guarantee by causing such Subsidiary to execute and deliver to the Lender an Agreement Subsidiary Guarantee substantially in the form of Exhibit B hereto and (ii) take all actions contemplated by Section 15.1 in respect of the Security Documents. The Agreement Subsidiary Guarantee and the Security Documents so issued shall in all respects have the same legal rank and benefit under this Agreement as the Agreement Subsidiary Guarantees and the Security Documents theretofore and thereafter issued in accordance with the terms of this Agreement as though such Agreement Subsidiary Guarantee and Security Documents had been issued at the date of the execution hereof.

13.6.	Holdings Guarantee

Holdings shall execute and deliver at the Closing to the Lender a parent guarantee substantially in the form of Exhibit C hereto.

14.	Notices

Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be deemed properly served if: (i) mailed by registered or certified mail, return receipt requested, (ii) delivered by a recognized overnight courier service, (iii) delivered personally, or (iv) sent by facsimile transmission, addressed to the General Counsel for each Party at the address set forth below for such party or at such other address or to the attention of such other officers as such Party shall have furnished in writing pursuant to this Section 14. Such notice shall be deemed to have been received: (i) three (3) days after the date of mailing if sent by certified or registered mail, (ii) one (1) day after the date of delivery if sent by overnight courier, (iii) the date of delivery if personally delivered, or (iv) the next succeeding business day after transmission by facsimile.

If to the Borrower or Holdings:
Suite 2300, P.O. Box 222
Canada Trust Tower, BCE Place
161 Bay Street
Toronto, Ontario M5J 2S1

If to the Lender:

XM SATELLITE RADIO HOLDINGS INC.
1500 Eckington Place, NE
Washington, D.C. 20002-2164
Fax No.: (202) 380-4500
Attention:      Joseph Titlebaum
Executive Vice President, General Counsel
Joseph Verbrugge
Vice President, International Operations

15.	Security

15.1.	Borrower Security Required

As general and continuing security for the due payment or performance, as the case may be, of all Obligations, the Borrower shall deliver or cause to be delivered to the Lender (i) before the Initial Advance, except to the extent the conditions set forth in Section 15.6 are met as of the time of the initial Advance, or (ii) if the following security documents are not then in full force and effect, before any subsequent Advance to be made at a time when the conditions set forth in Section 15.6 are not met, the following security documents (collectively the "Security Documents") and in form and substance satisfactory to the Lender acting reasonably:

(a) a debenture containing, inter alia, a first (subject to Permitted Liens including, without limitation, priority liens in favor of Senior Bank Indebtedness that constitute Permitted Liens) fixed and floating charge of all present and future assets, property and undertaking of Holdings, the Borrower and each Subsidiary Guarantor, in registrable form containing, among other things:

(i)	a fixed and specific charge of, and security interest in all present and future real property including all leasehold interests therein;

(ii)
a fixed charge of and security interest in all present and future personal property including without limitation equipment, inventory, receivables, and other intangibles, but excluding any Repeaters not financed by Advances under this Agreement and any Canadian Licences and the shares of any Subsidiary where the primary asset of such Subsidiary is any Canadian Licence;

(iii)	an assignment of all rights in (but not obligations under) all present and future contracts and licences other than the Canadian Licences of the Borrower;

(iv)	an assignment of all insurance; and

(v)
a floating charge of, and security interest in the undertaking and all present and future real and personal property not subject to a fixed charge in favour of the Lender, but excluding any Repeaters not financed by Advances under this Agreement and any Canadian Licences and the shares of any Subsidiary where the primary asset of such Subsidiary is any Canadian Licence;

(b) a delivery agreement by the Borrower, Holdings and each Subsidiary Guarantor to the Lender in respect of the debenture;

(c) a hypothec granted by the Borrower, Holdings and each Subsidiary Guarantor in favour of the Lender creating a security interest in all of its present and after-acquired personal and moveable real property in or subject to the laws of Quebec;

(d) charges/mortgages of land with a copy of the debenture attached thereto for registration against the real property of the Borrower, Holdings, and each Subsidiary Guarantor, where applicable;

(e) to the extent not included in the debenture and hypothec a first assignment by the Borrower, Holdings and each Subsidiary Guarantor to the Lender of all present and future property insurance in effect covering the Borrower’s assets, naming the Lender as loss payee and first mortgagee together with the consent of the insurers thereto and a standard mortgage endorsement clause; and

(f) a first specific hypothecation and pledge by the Borrower, Holdings and each Subsidiary Guarantor to the Lender of all of the issued and outstanding securities now or hereafter issued by all direct or indirect existing and future Subsidiaries of the Borrower or Holdings, and delivery to the Lender of all share certificates evidencing such securities issued by each such Subsidiary and duly endorsed by owner thereof in blank for transfer (or if requested by the Lender, re-issued in the name of the Lender) or a power of attorney with respect thereto.

15.2	Registration

The Lender may, at the expense of the Borrower, register, file or record the Security Documents or financing statements or notices in respect thereof in all offices where such registration, filing or recording is, in the opinion of the Lender or its counsel, acting reasonably, necessary to the creation, perfection or preservation of the charges, assignments and security interests arising pursuant thereto. The Lender may, at the Borrower’s expense, renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect. The Borrower acknowledges that the forms of Security Documents have been prepared based on the laws in effect at the date of execution thereof and that such laws may change, and that the laws of other jurisdictions may require the execution and delivery of different forms of security instruments in order to grant to the Lender the rights intended to be granted by the Security Documents. The Borrower, Holdings, and each Subsidiary Guarantor shall, on the reasonable request from the Lender from time to time, execute and deliver to the Lender such additional security instruments and related documents and will amend or supplement any security theretofore provided to the Lender:

(a) to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise;

(b) to facilitate the registration of appropriate forms of security or other documents in all appropriate jurisdictions; or

(c) if the Borrower amalgamates with any other person or enters into any corporate reorganization,

in each case in order to confer upon Lender such security interests with such priority, as are intended to be created by the Security Documents.

15.3	Additional Security by the Borrower

To the extent that:

(a) any applicable law or its interpretation is varied such that the Lender considers it advisable to receive additional security; or

(b) additional assets come into existence or are acquired by the Borrower, Holdings, or any Subsidiary Guarantor or the Borrower, Holdings or any Subsidiary Guarantor enters into a material contract,

the Borrower, Holdings, or the applicable Subsidiary Guarantor, as applicable, shall, within 30 days after a request from the Lender, execute and deliver to the Lender first (subject to any applicable Permitted Liens which may have priority) specific assignments, pledges or charges thereof or security interests therein as required by the Lender, in form and substance satisfactory to the Lender, whereby such assets are assigned, pledged, mortgaged and charged to the Lender, together with legal opinions from the Borrower’s counsel, consents and other documents, all in form and substance satisfactory to the Lender related to such matters as the Lender may reasonably request.

15.4.	Release of Collateral

Collateral may be released only in accordance with the terms of the Security Documents.

15.5.	Termination of Security Interest.

Upon the payment in full of all Obligations of the Borrower under this Agreement, the Lender shall, at the request of the Borrower, promptly deliver a certificate to the Borrower stating that such Obligations have been paid in full, and at Borrower’s request and expense, take all actions reasonably requested to release all rights and interests of the Lender with respect to the Liens under the Security Documents.

15.6.	Termination of Security Interest to Permit High Yield Debt Offering.

In the event the Borrower proposes to incur High Yield Debt of not less than USD $75 million under Section 6.1(iii) that is not subject to any security interest, encumbrance or charge, and the Borrower certifies to the Lender that Borrower is in compliance with all of the covenants herein regarding incurrence of Indebtedness and Liens (including without limitation Section 6.1 and 6.3), the Lender shall, at Borrower’s request and expense, take all actions reasonably requested to release all rights and interests of the Lender with respect to the Liens under the Security Documents effective immediately prior to the incurrence of such High Yield Debt by the Borrower, and the provisions of Section 15.1, 15.2 and 15.3 and other sections of this Agreement relating to the Security Documents shall cease to apply immediately following such release.

15.7.	Intercreditor Agreement

In the event the Borrower proposes to incur any Senior Bank Indebtedness, the Lender and the Borrower shall negotiate in good faith with the lender of such Senior Bank Indebtedness an intercreditor agreement on customary terms and conditions.

16.	Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

17.	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, except that the Borrower shall not have the right to assign their respective rights or obligations hereunder, other than to an Affiliate, or any interest herein without the prior written consent of the Lender which may be withheld for any reason.

18.	GOVERNING LAW; CHOICE OF FORUM; JURY TRIAL WAIVER

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN. Without prejudice to the right of the Lender to commence any proceedings with respect to this Agreement in any other proper jurisdiction, the parties hereby attorn and submit to the jurisdiction of the courts of the Province of Ontario. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER DOCUMENT CONTEMPLATED HEREIN.

19.	Miscellaneous

19.1.	Severability

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

19.2.	No Waiver

It is agreed that a waiver by any Party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by the breaching Party.

19.3.	Further Assurances

The Parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement, including without limitation, entering into the other Transaction Documents to which each is a party.

19.4.	Interest Act Disclosure

For purposes of the Interest Act (Canada) it is hereby agreed that where interest is calculated pursuant to this agreement at a rate or percentage based on a year of 360 days, the yearly rate or percentage of interest to which such interest rate is equivalent, is the rate obtained by multiplying such rate by the actual number of days in the relevant year and dividing by 360.

19.5	Canadian Currency

All dollar amounts referred to herein are denominated in Canadian currency unless otherwise expressly provided.

19.6	Construction

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. The word “including” as used herein shall not be construed so as to exclude any other thing not referred to or described.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly signed as of the date first above written.

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Gary M. Parsons
Name: Gary M. Parsons
Title: Chairman

CANADIAN SATELLITE RADIO INC.

By:	/s/ John I. Bitove
Name: John I. Bitove
Title: Chairman and CEO

CANADIAN SATELLITE RADIO HOLDINGS INC.

By:	/s/ John I. Bitove
Name: John I. Bitove
Title: Chairman and CEO

Signature Page to Credit Agreement

Exhibit A
Form of Request for Advance

[Date]

XM Satellite Radio Holdings Inc.
1500 Eckington Place, NE
Washington, D.C. 20002-2194
Fax No.: (202) 380-4500

Attention: General Counsel

Ladies and Gentlemen:

The undersigned, Canadian Satellite Radio Inc. (the “Borrower”), refers to the Credit Agreement, dated as of _______ __, 2005 (as amended from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among XM Satellite Radio Holdings Inc., as Lender, the Borrower, and Canadian Satellite Radio Holdings Inc., and hereby gives you, Lender, irrevocable notice, pursuant to Section 2.2(a) of the Credit Agreement, that the undersigned hereby requests an Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Advance as required by Section 2.2(a) of the Credit Agreement:

(i)  The Business Day of the proposed Advance is _________ __, ___ (the “Funding Date”) 1

(ii)  The aggregate amount of the proposed Advance is Cdn$__________.

(iii)  The aggregate amount of the proposed Advance to be used for Repeater Obligations and Subscription Fee Obligations, respectively, is Cdn$______________ and Cdn$_________________.

(iv)  The proposed Advance is being requested for [______________].

(v)  The proceeds of the proposed Advance shall be made available to XM Satellite Radio Inc. to pay the Repeater Obligations and Subscription Fee Obligations then due and owing.

The undersigned hereby certifies that (A) each of the conditions set forth in Section 4.2(b) of the Credit Agreement have been satisfied as of the Funding Date and (B) no Default or Event of Default has occurred and is continuing.

Very truly yours, CANADIAN SATELLITE RADIO INC.

Date:	By:	/s/

Title

[Must be signed by an authorized officer.]

1 This date shall be the date on which the Repeater Obligations and/or Subscription Fee Obligations being funded by such Advance become due and owing in respect of any such Obligations.

Exhibit B
Form of Agreement Subsidiary Guarantee

Exhibit C

Form of Holdings Guarantee

Schedule 1.1.PL(14)-Permitted Liens

NIL, subject to completion of a lien search to identify lien filings that the Borrower and Holdings are not presently aware of.

Schedule 6.1(v)—Indebtedness

Holdings and/or the Borrower are indebted to affiliates of Canadian Satellite Radio Investments Inc. for amounts advanced in connection with the funding of the Borrower’s business. These amounts are to be repaid upon, and out of, the contribution by Canadian Satellite Radio Investments Inc. of an additional $15 million in capital.